Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT: John Buchanan, General Counsel

Vericity, Inc.

John.Buchanan@FidelityLife.com

VERICITY WELCOMES NEW CHIEF MARKETING OFFICER

Balsan Brings Significant Marketing Experience and a Track Record of Growing Revenue

CHICAGO, January 9, 2023 – Vericity, INC. (Nasdaq: VERY), a leading provider of technology enabled life insurance products and distribution, is pleased to announce the hiring of Melissa Balsan as Executive Vice President (EVP) and Chief Marketing Officer (CMO). This appointment coincides with the upcoming retirement of Vericity’s current EVP and CMO, Laura Zimmerman.

Effective today, Balsan will report to Vericity’s Chief Executive Officer, James E. Hohmann and oversee all aspects of the Company's marketing efforts. As a proven Direct-to-Consumer marketer with significant demand-generation and brand management experience, she will play a pivotal, strategic role in accelerating Vericity’s future growth plans.

As CMO, Balsan will be responsible for leading a fully integrated marketing strategy for the eFinancial and Fidelity Life businesses. Balsan will be responsible for advancing digital marketing capabilities while overseeing organic and search engine marketing, paid media, lead generation, strategic partnerships, and online sales for the Company’s patented life insurance offerings. She will also play an integral role in Vericity’s enterprise strategy, operational planning, and competitive intelligence to create a seamless customer experience.

“As a Company, we have established a strong foundation to serve consumers and are in a position to expand our scale,” said James E. Hohmann, Chief Executive Officer. “Laura has enabled a forward-thinking path for our company for years, and we know Melissa will continue to build upon this path. Her proven track record of delivering diversified marketing strategies and sustainable growth is exactly what we need to drive our current growth trajectory.”

Balsan comes to the company from GoHealth where she served as Chief Marketing Officer. She previously served as CMO for Endurance Warranty Services and has held marketing leadership positions at direct-to-consumer businesses including Perdoceo Education Corporation and CareerBuilder.com.

“I’m thrilled to join a Company with a longstanding history of success and such an important mission,” said Balsan. “It’s an exciting time for the organization and my goal is to bring a fresh perspective to build upon the solid foundation in place, while continuing to innovate in ways that will ensure the business meets consumer’s ever evolving needs.”

Laura Zimmerman will be assisting in the transition and will retire in April of 2023. Zimmerman, who has been with the Company since February of 2016, will continue to serve on Vericity’s Board of Directors.

“While it’s a bittersweet and emotional experience for me, I could not be more excited about hiring Melissa. With her skills and experience, the Company will be in good hands for years to come,” said Zimmerman.

Balsan attended Adrian College in Adrian, Michigan where she earned her BBA in Marketing. She will operate primarily out of the Company’s Chicago office.

About Vericity

Vericity, Inc. (Nasdaq: VERY), through its subsidiaries, Fidelity Life Association and eFinancial, LLC, is a leader in direct-to-consumer life insurance solutions. As an innovator in product design and distribution, the company makes life insurance affordable and accessible for middle market consumers. With national call centers, digital and digitally enabled sales and underwriting processes, quick policy issuance, and an emphasis on products not medically underwritten at the time of sale, it is easier for customers to get the coverage they need at a price they can afford. For more information, visit www.vericity.com.

# # #